UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

August 1, 2001

Digex, Incorporated
(Exact name of registrant as specified in its charter)

Delaware	59-3582217

(State or other jurisdiction of	(I.R.S. Employer

incorporation or organization)	Identification Number)

000-26873

(Commission File Number)

One Digex Plaza
Beltsville, MD 20705
(Address of principal executive offices)

(240) 264-2000
(Telephone Number)

ITEM 1. CHANGES IN CONTROL OF REGISTRANT.

      In connection with the Intermedia – WorldCom Merger, whereby a wholly-owned subsidiary of WorldCom merged with and into Intermedia with Intermedia continuing as the surviving corporation and subsidiary of WorldCom on July 1, 2001, the Board of Directors of Digex, Inc. (the “Company”) has appointed the following persons as directors effective August 1, 2001: Wilkie S. Colyer, William Grothe, Alan A. McClure, and Lawrence Tucker. Messrs. Colyer, McClure, and Tucker are independent directors of the company.

      Certain biographical information for each of them is set forth below:

      Wilkie S. Colyer has served as Partner of The Breckenridge Group, Inc., an Atlanta-based regional investment banking firm, since April 1988. Currently, Mr. Colyer is a director of The Breckenridge Group, Inc. and the Moeller Manufacturing Company, Inc. He also serves as the Secretary-Treasurer of the Governing Board, Chairman of the Finance Committee, and a member of the Country Club Committee of the Capital City Club in Atlanta. Mr. Colyer received his B.S. in Business Administration from Presbyterian College.

      William Grothe has served as Vice President of Corporate Development of WorldCom since 1996. Prior to joining WorldCom, Mr. Grothe was Senior Vice President and Chief Financial Officer of MobileComm, a subsidiary of Bell South Corporation. Mr. Grothe received a B.S. in accounting from University of Illinois.

      Alan A. McClure has served as Partner of The Breckenridge Group, Inc., an Atlanta-based regional investment banking firm, since April 1987. Currently, Mr. McClure is a director of The Breckenridge Group, Inc., Moeller Manufacturing Company, Inc., the Virginia Student Aid Foundation, Cherokee Town & Country Club, and Lake Rabun Association. Mr. McClure holds a B.S. in Commerce from University of Virginia and an M.B.A. in Finance from Georgia State University. Mr. McClure is also a certified public accountant.

      Lawrence Tucker has served as General Partner of Brown Brothers Harriman & Co. (BBH & Co.), a private banking firm, since January 1979. He also serves on the steering committee of BBH & Co. Currently, Mr. Tucker is a director of Riverwood International Corporation, National Healthcare Corporation, VAALCO Energy Inc., US Unwired, Inc., Network Telephone, Inc., Z-Tel Technologies and WorldCom Ventures. Mr. Tucker has served as a director of WorldCom, Inc. from May 1995 to November 1, 2000. Effective November 1, 2000, Mr. Tucker became an advisory director of WorldCom, Inc.

ITEM 5. OTHER EVENTS

      On August 1, 2001, Digex issued the attached press release.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

      (c) Exhibits

      The following exhibit is filed herewith:

Exhibit 99.1	Press Release dated August 1, 2001: Second Quarter Results”	“Digex Announces

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 2, 2001

DIGEX, INCORPORATED (Registrant)

/s/ Mark K. Shull

Mark K. Shull

President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No	Description

99.1	Press Release dated August 1, 2001: “Digex Announces Second

Quarter Results”